EXHIBIT 3.12

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATION OF

SERIES D CONVERTIBLE PREFERRED STOCK

($0.01 Par Value)

of

AVATECH SOLUTIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Avatech Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

FIRST: That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation adopted the following resolution, increasing the number of shares of the Corporation’s Series D Convertible Preferred Stock, par value $0.01, designated by the Corporation on November 18, 2003, to one million, two hundred and ninety-seven thousand, five hundred and thirty-seven (1,297,537):

RESOLVED: That, provided that and immediately after all of the holders of Series C Preferred Stock convert such shares to Series D Preferred Stock, in accordance with the provisions of Article SIXTH, Section 2 of the Corporation’s Amended

and Restated Certificate of Incorporation, the number of shares designated as Series C Convertible Preferred Stock shall be reduced to zero (0), which reduction does not change any of the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series C Convertible Preferred Stock, that the number of shares designated as Series D Convertible Preferred Stock shall be increased to the maximum available, and that the Chief Executive Officer and the Secretary of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the Corporation, to file amendments to the Certificate of Designations of Series C Convertible Preferred Stock and Series D Convertible Preferred Stock in substantially the form attached hereto as Exhibit B and in accordance with the provisions of the Delaware General Corporation Law, and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing.

SECOND: That the aforesaid resolution was duly and validly adopted in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation.

THIRD: That the aforesaid amendment shall become effective upon the filing of this Certificate with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Avatech Solutions, Inc. has caused this Certificate to be executed and attested, this 23rd day of December, 2003.

AVATECH SOLUTIONS, INC.

By:	/s/

Donald R. Walsh
Chief Executive Officer

Attest:

/s/

Beth O. MacLaughlin, Secretary